Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 14, 2012, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-180293) and related Prospectus of Clovis Oncology, Inc. dated March 30, 2012 for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Denver, Colorado

March 30, 2012